Exhibit 99.1

News Release

International Paper Announces Cash Tender Offer

For Certain of its Outstanding Notes for an Aggregate Purchase Price of up to $700 million

MEMPHIS, Tenn. — June 7, 2021 — International Paper Company (NYSE: IP) (the “Company”) announced today that it has commenced a cash tender offer (the “Offer”) for up to $700 million aggregate purchase price (excluding Accrued Interest (as defined below) and excluding fees and expenses related to the Offer ) (the “Aggregate Maximum Amount”) of its outstanding 4.400% Notes due 2047 (the “4.400% Notes”), 4.350% Notes due 2048 (the “4.350% Notes”), 4.80% Notes due 2044 (the “4.80% Notes”) and 5.000% Notes due 2035 (the “5.000% Notes,” and, together with the 4.400% Notes, the 4.350% Notes and the 4.80% Notes, the “Notes”). The terms and conditions of the Offer are described in the Company’s offer to purchase dated June 7, 2021 (as may be amended or supplemented from time to time, the “Offer to Purchase”).

In the Offer, the Company is offering to purchase, under the terms and subject to the conditions set forth in the Offer to Purchase, its 4.400% Notes, 4.350% Notes, 4.80% Notes and 5.000% Notes as summarized in the table below:

Title of Security(1)	CUSIP	Principal Amount Outstanding	Acceptance Priority Level	Reference U.S. Treasury Security	Bloomberg Reference Page	Fixed Spread (basis points)	Early Tender Premium(2)(3)	Hypothetical Total Consideration(4)
4.400% Notes due 2047	460146 CQ4	$1,058,845,000	1	1.875% due February 15, 2051	FIT1	87 bps	$30	$1,219.17
4.350% Notes due 2048	460146 CS0	$890,997,000	2	1.875% due February 15, 2051	FIT1	87 bps	$30	$1,215.68
4.80% Notes due 2044	460146 CK7	$747,945,000	3	2.250% due May 15, 2041	FIT1	100 bps	$30	$1,258.41
5.000% Notes due 2035	460146 CM3	$600,000,000	4	1.625% due May 15, 2031	FIT1	117 bps	$30	$1,255.69

(1)

The Total Consideration (as defined below) of each series of Notes will be determined taking into account the par call date for such series of Notes, as described in the Offer to Purchase. In addition, holders whose Notes are accepted will also receive accrued and unpaid interest on their purchased Notes.

(2)

Per $1,000 principal amount of Notes accepted for purchase. Upon the terms and subject to the conditions set forth in the Offer to Purchase, an early tender premium (the “Early Tender Premium”) will be paid to holders of Notes who tender, and do not validly withdraw, their Notes at or before 5:00 p.m., New York City time, on June 18, 2021, unless extended (the “Early Tender Deadline”).

(3)	Fixed Spread includes Early Tender Premium.
(4)

The Hypothetical Total Consideration shown in this table is per $1,000 principal amount of Notes and assumes an Early Settlement Date of June 22, 2021 for the Notes, and the Reference Yield determined at 10:00 a.m., New York City time, on June 4, 2021, as calculated by the Lead Dealer Manager.

The aggregate purchase price of Notes purchased in the Offer will not exceed the Aggregate Maximum Amount. Tendered Notes will be accepted in the order of the acceptance priority level for such series (in numerical priority order) as set forth in the table above, with 1 being the highest acceptance priority level, and based on whether the Notes are tendered at or before the Early Tender Deadline or after the Early Tender Deadline, as described in the Offer to Purchase.

Notwithstanding the acceptance priority level, if any Notes are purchased in the Offer, Notes tendered at or prior to the Early Tender Deadline will be accepted for purchase in priority to Notes tendered after the Early Tender Deadline and at or prior to the Expiration Time (as defined below). Accordingly, if the Aggregate Maximum Amount is reached in respect of tenders made at or prior to the Early Tender Deadline, no Notes tendered after the Early Tender Deadline (regardless of acceptance priority level) will be accepted for purchase, unless we increase the Aggregate Maximum Amount. Under certain circumstances, the Company will accept tendered Notes on a pro rata basis as further described in the Offer to Purchase.

The Offer will expire at 11:59 p.m., New York City time, on July 2, 2021 unless extended (such date and time, as the same may be extended, the “Expiration Time”) or earlier terminated. Holders of Notes must validly tender and not validly withdraw their Notes at or before 5:00 p.m., New York City time, on June 18, 2021, unless extended (such date and time, as the same may be extended, the “Early Tender Deadline”) to be eligible to receive the Total Consideration for the applicable series of Notes. Holders of Notes who validly tender their Notes after the Early Tender Deadline and at or before the Expiration Time will receive the Tender Consideration (defined below) per $1,000 principal amount of Notes tendered by such holders that are accepted for purchase. Any Notes tendered before the Early Tender Deadline may be withdrawn at any time at or prior to 5:00 p.m., New York City time, on June 18, 2021, unless extended (such date and time, as the same may be extended, the “Withdrawal Deadline”).

Holders of Notes that are validly tendered and not validly withdrawn at or before the Early Tender Deadline, and that are accepted for purchase will receive the applicable Total Consideration for such Notes, subject to the terms and conditions set forth in the Offer to Purchase. Holders of Notes that are validly tendered after the Early Tender Deadline and at or before the Expiration Time and accepted for purchase will receive the applicable Tender Consideration for such Notes, which equals the Total Consideration for Notes of such series minus the applicable Early Tender Premium for the applicable series, subject to the terms and conditions set forth in the Offer to Purchase (the “Tender Consideration”).

The date of payment for Notes validly tendered at or before the Early Tender Deadline and accepted for purchase is referred to as the “Early Settlement Date.” The date of payment for Notes validly tendered after the Early Tender Deadline and at or before the Expiration Time and accepted for purchase is referred to as the “Final Settlement Date.” The Early Settlement Date is expected to be June 22, 2021 and the Final Settlement Date is expected to be July 7, 2021. The Early Settlement Date and the Final Settlement Date are each referred to as a “Settlement Date.” Holders whose Notes are accepted for purchase pursuant to the Offer will also receive accrued and unpaid interest on their purchased Notes from the last interest payment date for such Notes to, but excluding, the Early Settlement Date or the Final Settlement Date, as applicable (“Accrued Interest”).

The “Total Consideration” for each $1,000 principal amount of Notes tendered and accepted for payment pursuant to the Offer will be determined in the manner described in the Offer to Purchase by reference to a fixed spread specified in the table above for each series of the Notes over the yield based on the bid side price of the U.S. Treasury Security specified in the table above, as calculated by Deutsche Bank Securities Inc. at 10:00 a.m., New York City time, on June 21, 2021, for the Notes, unless extended.

Notes tendered may be validly withdrawn at any time at or before the Withdrawal Deadline, but not thereafter, except in certain limited circumstances where additional withdrawal rights are required by law (as determined by the Company). Notes tendered after the Withdrawal Deadline may not be withdrawn except in certain limited circumstances where additional withdrawal rights are required by law (as determined by the Company).

The Offer is subject to the satisfaction or waiver of certain conditions set forth in the Offer to Purchase.

The Company has retained Deutsche Bank Securities Inc. to serve as Lead Dealer Manager for the Offer. The Company has also retained Global Bondholder Services Corporation to serve as depositary and information agent for the Offer.

Requests for documents relating to the Offer may be directed to Global Bondholder Services Corporation by telephone at (866) 807-2200 or (212) 430-3774, in writing at 65 Broadway, Suite 404, New York, New York 10006 or online at https://www.gbsc-usa.com/ip/. Questions regarding the Offer may be directed to Deutsche Bank Securities Inc. at 60 Wall Street, 2nd Floor, New York, New York 10005, Attn: Liability Management Group, Toll-free: (855) 287-1922, Collect: (212) 250-7527.

This press release is not a tender offer to purchase or a solicitation of acceptance of a tender offer, which may be made only pursuant to the terms of the Offer to Purchase. In any jurisdiction where the laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed made on behalf of the Company by one of the Dealer Managers or one or more registered brokers or dealers under the laws of such jurisdiction.

None of the Company, its board of directors, the depositary, the information agent, any of the dealer managers or the trustee for the Notes is making any recommendation as to whether holders should tender Notes in response to the Offer. Holders must make their own decisions as to whether to tender Notes, and, if so, the principal amount of Notes to tender.

Forward-Looking and Cautionary Statements

This press release may contain “forward-looking statements.” Such forward- looking statements may include, without limitation, statements about the company’s market opportunities, strategies, competition and expected activities and expenditures, and at times may be identified by the use of words such as “may,” “will,” “could,” “should,” “would,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “intend,” “continue” and variations of these words or comparable words. Forward-looking statements are based on current expectations and assumptions, and inherently involve risks and uncertainties. Accordingly, actual results may differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: the amount of Notes tendered and satisfaction of the conditions of the Offer contained in the Offer to Purchase. Other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings. You should not place undue reliance on our forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to make any revision to the forward-looking statements contained in this press release or to update them to reflect events or circumstances occurring after the date of this press release.

About International Paper

International Paper (NYSE: IP) is a leading global producer of renewable fiber-based packaging, pulp and paper products with manufacturing operations in North America, Latin America, Europe, North Africa and Russia. We produce corrugated packaging products that protect and promote goods, and enable world-wide commerce; pulp for diapers, tissue and other personal hygiene products that promote health and wellness; and papers that facilitate education and communication. We are headquartered in Memphis, Tenn., employ approximately 48,000 colleagues and serve more than 25,000 customers in 150 countries. Net sales for 2020 were $21 billion. For more information about International Paper, our products and global citizenship efforts, please visit internationalpaper.com.

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SOURCE International Paper

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